EX-99-B.8.17

                                SERVICE CONTRACT


With respect to shares of:

(   ) Variable Insurance Products Fund - High Income Portfolio
(   ) Variable Insurance Products Fund - Equity-Income Portfolio
(   ) Variable Insurance Products Fund - Growth Portfolio
(   ) Variable Insurance Products Fund - Overseas Portfolio
(   ) Variable Insurance Products Fund II - Investment Grade Bond Portfolio
(   ) Variable Insurance Products Fund II - Asset Manager Portfolio
(   ) Variable Insurance Products Fund II - Contrafund Portfolio
(   ) Variable Insurance Products Fund II - Asset Manager:  Growth Portfolio
(   ) Variable Insurance Products Fund III - Growth Opportunities Portfolio
(   ) Variable Insurance Products Fund III - Balanced Portfolio
(   ) Variable Insurance Products Fund III - Growth & Income Portfolio

To Fidelity Distributors Corporation:

We desire to enter into a Contract with you for activities in connection with the distribution of shares and the servicing of shareholders of the Fund noted above (the "Fund") of which you are the principal underwriter as defined in the Investment Company Act of 1940 (the "Act") and for which you are the agent for the continuous distribution of shares.

The terms and conditions of this Contract are as follows:

1. We shall provide distribution and certain shareholder services for our clients who own Fund shares ("clients"), which services may include, without limitation: sale of shares of the Fund; answering client inquiries regarding the Fund; assistance to clients in changing dividend options, account designations and addresses; performance of subaccounting; processing purchase and redemption transactions, including automatic investment and redemption of client account cash balances; providing periodic statements showing a client's account balance and the integration of such statements with other transactions; arranging for bank wires; and providing such other information and services as you reasonably may request.

2. We shall provide such office space and equipment, telephone facilities and personnel (which may be all or any part of the space, equipment and facilities currently used in our business, or all or any personnel employed by us) as is necessary or beneficial for providing information and services to shareholders of the Fund, and to assist you in servicing accounts of clients.

3. We agree to indemnify and hold you, the Fund, and the Fund's adviser and transfer agent harmless from any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions, of or by us or our officers, employees or agents regarding the purchase, redemption, transfer or registration of shares for our clients. Such indemnification shall survive the termination of this Contract.

       Neither we nor any of our officers, employees or agents are authorized to make any representation concerning Fund shares except those contained in the then current Fund Prospectus, copies of which will be supplied by you to us; and we shall have no authority to act as agent for the Fund or for you.

4. In consideration of the services and facilities described herein, we shall be entitled to receive, and you shall cause to be paid to us by yourself or by Fidelity Management & Research Company, investment adviser of the
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Fund, such fees as are set forth in the accompanying "Fee Schedule for Qualified
Recipients." We understand that the payment of such fees has been authorized pursuant to a Service Plan approved by the Board of Trustees of the Fund, and those Trustees who are not "interested persons" of the Fund (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Service Plan or in any agreements related to the Service Plan (hereinafter referred to as "Qualified Trustees"), and shareholders of the Fund, that such fees will be paid out of the fees paid to the Fund's investment adviser, said adviser's past profits or any other source available to said adviser; that the cost to the Fund for such fees shall not exceed the amount of the advisory and service fee; and that such fees are subject to change during the term of this Contract and shall be paid only so long as this Contract is in effect.

5. We agree to conduct our activities in accordance with any applicable federal or state laws, including securities laws and any obligation thereunder to disclose to our clients the receipt of fees in connection with their investment in the Fund.

6. You reserve the right, at your discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of the Fund.

7. This Contract shall continue in force for one year from the effective date (see below), and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically subject to termination without penalty at any time if a majority of the Fund's Qualified Trustees vote to terminate or not to continue the Service Plan. This Contract is also terminable without penalty at any time the Service Plan is terminated by vote of a majority of the Fund's outstanding voting securities upon 60 days' written notice thereof to us. This Contract may also be terminated by us, for any reason, upon 15 days' written notice to you. Notwithstanding anything contained herein, in the event that the Service Plan shall terminate or we shall fail to perform the distribution and shareholder servicing functions contemplated by this Contract, such determination to be made in good faith by the Fund or you, this Contract is terminable effective upon receipt of notice thereof by us. This Contract will also terminate automatically in the event of its assignment (as defined in the Act.)

8. All communications to you shall be sent to you at your offices, 82 Devonshire Street, Boston, MA 02109. Any notice to us shall be duly given if mailed or telegraphed to use at the address shown in this Contract.

9. This Contract shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

Very truly yours,

Aetna Life Insurance and Annuity Company
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Name of Qualified Recipient (Please Print or Type)

151 Farmington Avenue              Hartford      CT             06156
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Street                             City          State         Zip Code

By:      /s/ Laura R. Estes
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         Authorized Signature

Date:    May 2, 1997
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NOTE: Please return two signed copies of this Service Contract to Fidelity
Distributors Corporation. Upon acceptance, one countersigned copy will be returned to you.

For Internal Use Only:                         FIDELITY DISTRIBUTORS CORPORATION
Effective date:  January 1, 1997

                                               /s/  Arthur S. Loring
                                               ---------------------------------
                                               Arthur S. Loring